Exhibit 99.1

Key Energy Services, Inc.	August 19, 2018
1301 McKinney Street Suite 1800 Houston, TX 77010	Contact: Marshall Dodson
713-651-4403

FOR IMMEDIATE RELEASE

Key Energy Services Announces Appointment of Rob Saltiel as New President and Chief Executive Officer

HOUSTON, TX, August 19, 2018 (GLOBE NEWSWIRE) - Key Energy Services, Inc. (“Key” or the “Company”) (NYSE: KEG) today announced that the Company’s Board of Directors (the “Board”) has appointed Rob Saltiel to serve as President and Chief Executive Officer and director effective as of August 20, 2018.

“I am pleased to announce Rob’s appointment as the Company’s new President and Chief Executive Officer,” said Phil Norment, the Company’s Chairman of the Board. “He is a seasoned leader with significant experience working with the public markets, operating efficiently at scale, and delivering value to shareholders.”

“I know that I speak for everyone at Key in thanking Marshall Dodson for his leadership during the CEO transition,” Norment continued. “Marshall’s leadership and tireless dedication to the Company over the past twelve years have contributed greatly to the Company’s current success, improving its balance sheet and its operating and financial performance. The Board is confident that Rob is the right person to build on this momentum and guide the Company to new horizons as CEO.”

“I am excited to be joining Key and working with a well-respected team that is focused on providing safe and efficient energy services for our clients. Together with the Board, executive leadership and our national workforce, we will emphasize growth, financial discipline and shareholder value creation,” said Rob Saltiel, the Company’s incoming President and Chief Executive Officer. “I am honored to be leading Key as we begin this exciting new chapter for our Company.”

Mr. Saltiel most recently served as President and Chief Executive Officer of Atwood Oceanics, a publicly-traded offshore drilling contractor headquartered in Houston, Texas, from 2009 until the Atwood Oceanic’s sale to Ensco plc in October of 2017. Prior to that, Mr. Saltiel served in various senior management roles, including Chief Operating Officer, at Transocean. Mr. Saltiel holds a BSE in Chemical Engineering from Princeton University and an MBA from Northwestern University.

Mr. Marshall Dodson, currently the Company’s Senior Vice President, Chief Financial Officer and Interim Chief Executive Officer, will continue with the Company in his role as Senior Vice President and Chief Financial Officer, ensuring a seamless leadership transition.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature or that relate to future events and conditions are, or may be deemed to be, forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections and its management’s beliefs and assumptions concerning future events and financial trends affecting its financial condition and results of operations. In some cases, you can identify these statements by terminology such as “may,” “will,” “should,” “predicts,” “expects,” “believes,” “anticipates,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions and are subject to

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substantial risks and uncertainties and are not guarantees of performance. Future actions, events and conditions and future results of operations may differ materially from those expressed in these statements. In evaluating those statements, you should carefully consider the information above as well as the risks outlined in “Item 1A. Risk Factors,” in Key’s Annual Report on Form 10-K for the year ended December 31, 2017 and in other reports Key files with the Securities and Exchange Commission.

Key undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release except as required by law. All of Key’s written and oral forward-looking statements are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.

Important factors that may affect Key’s expectations, estimates or projections include, but are not limited to, the following: conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies; volatility in oil and natural gas prices; Key’s ability to implement price increases or maintain pricing on its core services; risks that Key may not be able to reduce, and could even experience increases in, the costs of labor, fuel, equipment and supplies employed in its businesses; industry capacity; asset impairments or other charges; the periodic low demand for Key’s services and resulting operating losses and negative cash flows; Key’s highly competitive industry as well as operating risks, which are primarily self-insured, and the possibility that its insurance may not be adequate to cover all of its losses or liabilities; significant costs and potential liabilities resulting from compliance with applicable laws, including those resulting from environmental, health and safety laws and regulations, specifically those relating to hydraulic fracturing, as well as climate change legislation or initiatives; Key’s historically high employee turnover rate and its ability to replace or add workers, including executive officers and skilled workers; Key’s ability to incur debt or long-term lease obligations; Key’s ability to implement technological developments and enhancements; severe weather impacts on Key’s business, including hurricane activity; Key’s ability to successfully identify, make and integrate acquisitions and its ability to finance future growth of its operations or future acquisitions; Key’s ability to achieve the benefits expected from disposition transactions; the loss of one or more of Key’s larger customers; Key’s ability to generate sufficient cash flow to meet debt service obligations; the amount of Key’s debt and the limitations imposed by the covenants in the agreements governing its debt, including its ability to comply with covenants under its current debt agreements; an increase in Key’s debt service obligations due to variable rate indebtedness; Key’s inability to achieve its financial, capital expenditure and operational projections, including quarterly and annual projections of revenue and/or operating income and its inaccurate assessment of future activity levels, customer demand, and pricing stability which may not materialize (whether for Key as a whole or for geographic regions and/or business segments individually); Key’s ability to respond to changing or declining market conditions, including Key’s ability to reduce the costs of labor, fuel, equipment and supplies employed and used in its businesses; Key’s ability to maintain sufficient liquidity; the adverse impact of litigation; and other factors affecting Key’s business described in “Item 1A. Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2017, its first quarter 10-Q for the period ending March 31, 2018 and its second quarter 10-Q for the period ending June 30, 2018, and other reports Key files with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States.

For more information, visit www.keyenergy.com.

August 19, 2018

Contacts:

Investors:

Key Energy Services, Inc.

Marshall Dodson – Chief Financial Officer

(713) 651-4403

mdodson@keyenergy.com

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